Exhibit (g)(1)(b)

FORWARD FUNDS AMENDED APPENDIX A

AS OF NOVEMBER 2, 2015

By this Amended Appendix A to the Global Custodial Services Agreement, dated October 24, 2012

(as may be amended from time to time) the Parties hereby agree and acknowledge the Appendix A is amended and replaced in its entirety by this Appendix A as of this date.

Forward Balanced Allocation Fund

Forward Commodity Long/Short Strategy Fund

Forward Credit Analysis Long/Short Fund

Forward Dynamic Income Fund

Forward EM Corporate Debt Fund

Forward Emerging Markets Fund

Forward Frontier Strategy Fund

Forward Global Dividend Fund

Forward Global Infrastructure Fund

Forward Growth & Income Allocation Fund

Forward Growth Allocation Fund

Forward High Yield Bond Fund

Forward Income Builder Fund

Forward International Dividend Fund

Forward International Real Estate Fund

Forward International Small Companies Fund

Forward Investment Grade Fixed-Income Fund

Forward Multi-Strategy Fund

Forward Real Estate Fund

Forward Real Estate Long/Short Fund

Forward Select EM Dividend Fund

Forward Select Income Fund

Forward Select Opportunity Fund

Forward Tactical Enhanced Fund

Forward Tactical Growth Fund

Forward Total MarketPlus Fund

(Signature page to follow)

GCSA 2000 NY – V.11.9.2002 (Neg) Forward Funds Fund Appendix

CITIBANK, N.A.,		CLIENT, FORWARD FUNDS, a Delaware Statutory Trust

By:	/s/ Marc Fryburg	By:	/s/ Barbara Tolle

Name:	Marc Fryburg	Name:	Barbara Tolle

Title:	Vice President	Title:	Treasurer
Global Transactions Services
388 Greenwich Street/ 14th Floor
212-816-6826		Date:	4/28/15

Date:	5/1/15

GCSA 2000 NY – V.11.9.2002 (Neg) Forward Funds Fund Appendix